Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-3

(Form Type)

FTC SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, issuable upon exercise of the Warrants.	Rule 457(a)	1,750,000(1)	$3.20(2)(3)	$5,600,000	$0.00015310	$857.36

Total Offering Amounts						$5,600,000		$857.36

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$857.36

(1)

Consists of 1,750,000 shares of common stock (the “Warrant Shares”) of FTC Solar, Inc. (the “Company”), which are issuable upon exercise of warrants being registered for resale from time to time by selling stockholder named in this registration statement (the “Warrants”). Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Pursuant to Rule 457(g) under the Securities Act, where securities are to be offered pursuant to warrants to purchase such securities and the holders of such warrants may be deemed to be underwriters, as defined in section 2(a)(11) of the Securities Act, with respect to the warrants or the securities subject thereto, the registration fee is to be calculated upon the basis of the price at which the warrants or securities subject thereto are to be offered to the public, or if such offering price cannot be determined at the time of filing the registration statement, upon the basis of the highest of the following: (i) the price at which the warrants or rights may be exercised, if known at the time of filing the registration statement; (ii) the offering price of securities of the same class included in the registration statement; or (iii) the price of securities of the same class, as determined in accordance with Rule 457(c) under the Securities Act.

The selling stockholder may be deemed to be an underwriter, as defined in section 2(a)(11) of the Securities Act, with respect to the Warrants and the Warrant Shares. Because the Warrants and Warrant Shares will be offered to the public for resale by such selling stockholder, the Company cannot determine the offering price at this time. Pursuant to Rule 457(g), the filing fee is therefore based on the price of the Company’s common stock determined in accordance with Rule 457(c), being the highest of the three alternative bases provided in the rule.

(3)

Pursuant to Rule 457(c) under the Securities Act, the price per share of common stock was calculated based on the average of the high and low prices per share reported on the Nasdaq Capital Market on December 23, 2024, a date within five business days of the initial filing of this registration statement.